UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2000

IDG BOOKS WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-24617	04-3078409
(Commission File Number)	(IRS Employer Identification Number)

919 East Hillsdale Blvd.
Suite 400, Foster City, CA   94404
(Address of principal executive offices including zip code)

(650) 653-7000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

(a) On August 10, 2000, IDG Books Worldwide, Inc. (the "Company"), through its wholly-owned subsidiary Greenfields Acquisitions, Inc., acquired substantially all of the net assets of Hungry Minds, Inc. ("HMI"), a privately-held e-learning company with proprietary online learning technology and online learning solutions for corporations, individuals and students. The $4.8 million acquisition price consisted of $3.3 million cash paid into escrow (to be released over a twenty-four month period assuming certain conditions, as stated in the Asset Purchase Agreement, are fulfilled), a $0.9 million cash payment to a HMI creditor, a $0.2 million advance to HMI prior to closing, and a warrant valued at approximately $360,000. The warrant provides for the purchase of 62,992 shares of IDGB stock at $8.50 per share, which expires in 2005, and becomes exercisable only if the Company's stock price reaches $24.9375. The purchase price was determined as a result of arm's length negotiations between senior management of the Company and HMI. The Company funded the acquisition with $4.4 million in borrowings based on a credit agreement, dated as of July 30, 1999, between the Company, Bank Boston, and a group of other banks. A copy of the Company's press release dated August 10, 2000 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(b) Certain assets of HMI constitute computer equipment and other physical property, as well as software and the e-learning site, hungryminds.com, used in the business of HMI as described elsewhere herein, and the Company intends to continue such use.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

The Company is currently evaluating the requirement to file historical financial statements and pro forma financial information. If required to do so, the Company will file the applicable financial information within 75 days of this reportable event.

(a) Financial Statements of Business Acquired.

To be filed by amendment when such financial statements are available, if applicable.

(b) Pro Forma Financial Information.

To be filed by amendment when such pro forma financial information is available, if applicable.

(c)Exhibits

Exhibits	Description
2.1	Asset Purchase Agreement dated August 10, 2000 by and among the Company, Hungry Minds, Inc and the Shareholders of Hungry Minds, Inc.
99.1	Press release of IDG Books Worldwide, Inc. dated August 10, 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IDG Books Worldwide, Inc.

Dated: August 25, 2000

By:	/s/ John M. Harris

John M. Harris
Senior Vice President and Chief Financial Officer